Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of May 16, 2018, is made by and among Hardinge Holdings, LLC, a Delaware limited liability company (“Parent”), Hardinge Merger Sub, Inc., a New York corporation and a direct wholly owned Subsidiary of Parent (“Acquisition Sub”), and Hardinge Inc., a New York corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Acquisition Sub and the Company are parties to that certain Agreement and Plan of Merger, dated as of February 12, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, Parent, Acquisition Sub and the Company desire to amend certain terms of the Merger Agreement as set forth herein; and

WHEREAS, Section 8.4 of the Merger Agreement provides that the Merger Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors.

NOW THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.                            Definitions.  Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

SECTION 2.                            Amendments to Merger Agreement.

2.1                               Section 3.3 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.3                                    Company Options, Company Stock Units, Company Restricted Shares.

(a)                                 Treatment of Company Options.  As of the Effective Time, each Company Option (whether or not vested) that is outstanding and that is not designated as a Rollover Option Award prior to the Effective Time, in the form and manner agreed by the Company and Parent, shall be canceled and shall entitle the holder thereof to receive in exchange therefore as soon as practicable following the Effective Time, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Option (determined as if all performance conditions have been achieved at the greater of (x) the target level and (y) actual performance through the date of the latest practicable date prior to the Closing Date, as determined by the compensation committee of the board of directors of the Company in its discretion (the “Company Compensation Committee”)) and (ii) the excess, if any, of the Merger Consideration, over the exercise price per share of Company Common Stock underlying such Company Option (the “Option Cash Payment”). As of the Effective Time, each Company Option that is outstanding and designated prior to the Effective Time, in the form and manner agreed by the Company and Parent, as a Rollover Option Award, shall be substituted for options of Parent (“Substituted Parent Option Award”) to purchase a number of Class A units of Parent having an exercise price and value, in each case on the date of grant, as determined in a manner which complies with Sections 424 and 409A of the Code, as applicable.  Following the Effective Time, the Company Options shall no longer be exercisable and shall entitle the Company Option holder only to the Option Cash Payment or the Substituted Parent Option Award, as applicable, which, in the case of the Option Cash Payment, shall be paid as of, or promptly following, the Effective Time (but in no event later than the fifth (5th) Business Day following the Closing Date) or, in the case of the Substituted Parent Option Award, shall be issued as of the Effective Time.

(b)                                 Treatment of Company Stock Units.  As of the Effective Time, each Company Stock Unit (whether or not vested) that is outstanding and that is not designated prior to the Effective Time, in the form and manner agreed by the Company and Parent, as a Rollover Performance Unit shall be canceled or distributed in accordance with the terms of the Company Benefit Plan under which it was issued and shall entitle the holder thereof to receive in exchange therefore as soon as practicable following the Effective Time, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Stock Unit (determined as if all performance conditions have been achieved at the greater of (x) the target level and (y) actual performance through the date of the latest practicable date prior to the Closing Date, as determined by the Company Compensation Committee) and (ii) the Merger Consideration (the “Stock Unit Cash Payment”).  As of the Effective Time, each Company Stock Unit that is outstanding and designated prior to the Effective Time, in the form and manner agreed by the Company and Parent, as a Rollover Performance Unit shall be amended to extend the vesting conditions of such Company Stock Unit as permitted under Section 409A of the Code and to reflect that the Rollover Performance Unit will be valued based on performance conditions related to Parent following the Effective Time. As of the Effective Time, each Company Stock Unit that is not a Rollover Performance Unit and is outstanding and not payable in accordance with the terms of the Company Benefit Plan to which it is subject, shall remain outstanding after the Effective Time as a Company Stock Unit of the Surviving Corporation and no consideration or payment shall be delivered in exchange therefore or in respect thereof in connection with the Merger.  Following the Effective Time, any such Company Stock Unit that is not a Rollover Performance Unit and any such Company Stock Unit that is payable in accordance with the terms of the Company Benefit Plan to which it is subject shall entitle the Company Stock Unit holder only to the Stock Unit Cash Payment or the amended Rollover Performance Units, as applicable, which, in the case of the Stock Unit Cash Payment, shall be paid as of, or promptly following, the Effective Time (but in no event later than the fifth (5th) Business Day following the Closing Date); provided that notwithstanding anything to the contrary herein, any payment in respect of a Company Stock Unit that, immediately prior to the Effective Time, was subject to Code Section 409A, shall be made at such time as is required to comply with Code Section 409A, or, in the case of Rollover Performance Units, shall be issued as of the Effective Time.

(c)                                  Treatment of Company Restricted Shares.  As of the Effective Time, each Company Restricted Share that is outstanding (whether or not vested) and that is not designated prior to the Effective Time, in the form and manner agreed by the Company and Parent, as a Rollover Restricted Share, shall be canceled and shall entitle the holder thereof to receive in exchange therefore as soon as practicable following the Effective Time, an amount in cash (subject to any applicable withholding or other Taxes or other amounts required by applicable Law to be withheld) equal to the Merger Consideration (the “Restricted Share Cash Payment”).  As of the Effective Time, each Company Restricted Share that is outstanding and designated as a Rollover Restricted Share shall be canceled and converted into a number of Class A units of Parent equal in value, as of the Effective Time, as determined by Parent, to the Restricted Share Cash Payment. Following the Effective Time, all canceled Company Restricted Shares shall only entitle the Company Restricted Share holder to the Restricted Share Cash Payment or the Rollover Restricted Shares, as applicable, which, in the case of the Restricted Share Cash Payment, shall be paid as of, or promptly following, the Effective Time (but in no event later than the fifth (5th) Business Day following the Closing Date), or, in the case of Rollover Restricted Shares, shall be issued as of the Effective Time.

(d)                                 Company Equity Payments. Any cash payments to which holders of Company Options, Company Stock Units or Company Restricted Shares who were employees of the Company or one of its Subsidiaries are entitled pursuant to this Section 3.3 shall be made through the Surviving Corporation’s payroll and in accordance with the provisions of this Section 3.3.

(e)                                  Corporate Action.   Prior to the Effective Time, the Company’s board of directors shall adopt any resolutions necessary to effectuate the provisions of this Section 3.3.

2.2                               Appendix A to the Merger Agreement is hereby amended by inserting the following definitions in the applicable alphabetical placement in such Appendix:

“Rollover Option Award” means any outstanding Company Option of which the holder of such Company Option, in his or her discretion, enters into an agreement with Parent providing for such Company Option to be substituted for options of Parent as set forth in Section 3.3(a).

“Rollover Performance Unit” means any outstanding Company Stock Unit that is subject to performance-based vesting conditions under the Company Benefit Plans of which the holder of such Company Stock Unit who is employed by the Company at or above the level of Vice President or Regional President, in his or her discretion, enters into an agreement with Parent to amend such Company Stock Unit as set forth in Section 3.3(b).

“Rollover Restricted Share” means any outstanding Company Restricted Share that is vested and subject to a restrictive legend under Rule 144A of the Exchange Act of which the holder of such Company Restricted Share, in his or her discretion, enters into an agreement with Parent for such Company Restricted Share to be canceled and converted into Class A units of Parent as set forth in Section 3.3(c).

“Substituted Parent Option Award” has the meaning set forth in Section 3.3(a).

SECTION 3.                            Miscellaneous.  Except as and to the extent modified by this Amendment, all of the terms, conditions and other provisions of the Merger Agreement shall remain in full force and effect, in all respects.  All references to the Merger Agreement (including “this Agreement,” “hereunder,” “hereof,” “hereby” or words of similar import) shall refer to the Merger Agreement, as amended by this Amendment.  References in the Merger Agreement, the Company Disclosure Letter and the Parent Disclosure Letter to “the date hereof,” “the date of this Agreement” and words of similar import shall in all instances continue to refer to February 12, 2018.  Article IX of the Merger Agreement shall apply to this Amendment mutatis mutandis and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto authorized as of the date first above written.

HARDINGE HOLDINGS, LLC
By:	Privet Fund Management LLC, its Manager

By:	/s/ Ryan Levenson
Name: Ryan Levenson
Title: Managing Member

HARDINGE MERGER SUB, INC.

By:	/s/ Ryan Levenson
Name: Ryan Levenson
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

HARDINGE INC.

By:	B. Christopher DiSantis
Name: B. Christopher DiSantis
Title: Chairman of the Board of Directors

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]